UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
			      Washington, D.C. 20549


				  SCHEDULE 13G


		    Under the Securities Exchange Act of 1934

			      (Amendment No. ___)*


			     Zoo Entertainment, Inc.

				(Name of Issuer)


		     Common Stock, par value $0.001 per share

			  (Title of Class of Securities)


				    98978F207
				  (CUSIP Number)


				   May 31, 2011
		(Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).





--------------------------------------------------------------------------------
CUSIP No. 98978F207		Schedule 13 G			Page 2 of 12


1 NAMES OF REPORTING PERSONS
	Columbia Pacific Opportunity Fund, L.P.  (1)

	IRS Identification No. of Above Person (entities only)
	20-8451143

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Washington

			5.  Sole Voting Power
				1,464,444  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				1,464,444  (2)

			8. Shared Dispositive Power
				0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,464,444


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	18.73%  (3)

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	PN


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,464,444 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 6,801,533 shares of Common Stock outstanding plus 1,017,194 Warrants outstanding, exercisable at $0.01, as of May 11, 2011, as reported on the Company's Form 10-Q for the period ended March 31, 2011, as filed on
May 16, 2011.
--------------------------------------------------------------------------------
CUSIP No. 98978F207		Schedule 13 G			Page 3 of 12


1 NAMES OF REPORTING PERSONS
	Columbia Pacific Advisors, LLC  (1)

	IRS Identification No. of Above Person (entities only)
	20-8051301

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Washington

			5.  Sole Voting Power
				1,464,444  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				1,464,444  (2)

			8. Shared Dispositive Power
				0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,464,444


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	18.73%  (3)

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IA


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,464,444 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 6,801,533 shares of Common Stock outstanding plus 1,017,194 Warrants outstanding, exercisable at $0.01, as of May 11, 2011, as reported on the Company's Form 10-Q for the period ended March 31, 2011, as filed on
May 16, 2011.
--------------------------------------------------------------------------------
CUSIP No. 98978F207		Schedule 13 G			Page 4 of 12


1 NAMES OF REPORTING PERSONS

	Alexander B. Washburn  (1)


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

			5.  Sole Voting Power
				1,464,444  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				1,464,444  (2)

			8. Shared Dispositive Power
				0


9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,464,444


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	18.73%  (3)

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,464,444 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 6,801,533 shares of Common Stock outstanding plus 1,017,194 Warrants outstanding, exercisable at $0.01, as of May 11, 2011, as reported on the Company's Form 10-Q for the period ended March 31, 2011, as filed on
May 16, 2011.
--------------------------------------------------------------------------------

CUSIP No. 98978F207		Schedule 13 G			Page 5 of 12


1 NAMES OF REPORTING PERSONS

	Daniel R. Baty  (1)


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

			5.  Sole Voting Power
				1,464,444  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				1,464,444  (2)

			8. Shared Dispositive Power
				0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,464,444


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	18.73%  (3)

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,464,444 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 6,801,533 shares of Common Stock outstanding plus 1,017,194 Warrants outstanding, exercisable at $0.01, as of May 11, 2011, as reported on the Company's Form 10-Q for the period ended March 31, 2011, as filed on
May 16, 2011.
--------------------------------------------------------------------------------

CUSIP No. 98978F207		Schedule 13 G			Page 6 of 12


1 NAMES OF REPORTING PERSONS

	Stanley L. Baty  (1)


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

			5.  Sole Voting Power
				1,464,444  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				1,464,444  (2)

			8. Shared Dispositive Power
				0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,464,444


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	18.73%  (3)

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,464,444 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 6,801,533 shares of Common Stock outstanding plus 1,017,194 Warrants outstanding, exercisable at $0.01, as of May 11, 2011, as reported on the Company's Form 10-Q for the period ended March 31, 2011, as filed on
May 16, 2011.
--------------------------------------------------------------------------------

CUSIP No. 98978F207		Schedule 13 G			Page 7 of 12


1 NAMES OF REPORTING PERSONS

	Brandon D. Baty  (1)


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America

			5.  Sole Voting Power
				1,464,444  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				1,464,444  (2)

			8. Shared Dispositive Power
				0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,464,444


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	18.73%  (3)

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,464,444 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 6,801,533 shares of Common Stock outstanding plus 1,017,194 Warrants outstanding, exercisable at $0.01, as of May 11, 2011, as reported on the Company's Form 10-Q for the period ended March 31, 2011, as filed on
May 16, 2011.
--------------------------------------------------------------------------------

CUSIP No. 98978F207		Schedule 13 G			Page 8 of 12

Item 1.
    (a) Name of Issuer:

	Zoo Entertainment, Inc.  (the "Company")

    (b) Address of Issuer's Principal Executive Offices:

	3805 Edwards Road, Suite 400, Cincinnati, OH 45209

Item 2.
    (a) Name of Person Filing:

	This Schedule 13G is being filed by Columbia Pacific Opportunity Fund, L.P., a Washington limited partnership (the "Fund"), Columbia Pacific Advisors LLC, a Washington limited liability company (the "Adviser"), Alexander B. Washburn, Daniel R. Baty, Stanley L. Baty and
	Brandon D. Baty (each a "Reporting Person" and collectively the "Reporting Persons").

    (b) Address of Principal Business Office or, if none, Residence: Same

	The business address of the Reporting Persons is:
	1910 Fairview Avenue East Suite 500, Seattle, WA 98102-3698.

    (c) Citizenship:

	The Fund is a Washington limited partnership; the Adviser is a Washington limited liability company; Alexander B. Washburn,
	Daniel R. Baty, Stanley L. Baty, and Brandon D. Baty are U.S. citizens.

    (d) Title of Class of Securities:

	Common Stock, par value $0.001 per share (the "Common Stock")

    (e) CUSIP Number:

	98978F207


Item 3.	If this statement is filed pursuant to Sections 240.13d-1(b) or
	240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act
	(15 U.S.C. 78c).
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [X] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E); (for Columbia Pacific Advisors, LLC only)

(f) [ ] An employee benefit plan or endowment fund in accordance with
	Section 240.13d-1(b)(1)(ii)(F);
--------------------------------------------------------------------------------

CUSIP No. 98978F207		Schedule 13 G			Page 9 of 12

(g) [X] A parent holding company or control person in accordance with Section
	240.13d-1(b)(1)(ii)(G)    (for Alexander B. Washburn, Daniel R. Baty,
	Stanley L. Baty and Brandon D. Baty only).

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J)

(k) [ ] Group, in accordance with Section 240.13d-1(b) (1)(ii)(K). If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)
	(1)(ii)(J), please specify the type of institution.


Item 4. Ownership.

	As of the date hereof, the Reporting Persons may be deemed to benefi-cially own an aggregate of 1,464,444 Common Stock, which constitutes 18.73% of the total number of Common Stock outstanding as reported in the Company's Form 10-Q for the period ended March 31, 2011.

	The Adviser has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,464,444 Common Stock to which this filing relates. See also Items 5 through 8 of the cover pages to this
Schedule 13G with respect to this Item 4.  Mr. Washburn, Mr. D. Baty,
Mr. S. Baty and Mr. B. Baty serve as the managing members of the Adviser, which is primarily responsible for all investment decisions regarding the Fund's investment portfolio. The Common Stock reported herein are held in the portfolio of the Fund. Each of the Reporting Persons disclaims beneficial ownership over the securities reported herein except to the extent of such Reporting Persons' pecuniary interest therein.

	Neither the present filing nor anything contained herein shall be construed as an admission that the Reporting Persons constitute a "group" for any purpose and the Reporting Persons expressly disclaim membership in a group.


Item 5.	Ownership of Five Percent or Less of a Class
	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

     Instruction: Dissolution of a group requires a response to this item.


Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

	Each person for whom the Adviser acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock purchased or held pursuant to such arrangements.

--------------------------------------------------------------------------------

CUSIP No. 98978F207		Schedule 13 G			Page 10 of 12


Item 7.	Identification and Classification of the Subsidiary Which Acquired the
	Security Being Reported on by the Parent Holding Company

	Not applicable



Item 8.	Identification and Classification of Members of the Group

	Not applicable



Item 9.	Notice of Dissolution of Group

	Not applicable



Item 10. Certification

	By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of, or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with, or as a participant in, any transaction having that purpose or effect.



























--------------------------------------------------------------------------------

CUSIP No. 98978F207		Schedule 13 G			Page 11 of 12


				SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  June 10, 2011		COLUMBIA PACIFIC OPPORTUNITY FUND, L.P.
				/s/ Alexander B. Washburn
			By:  	Alexander B. Washburn
			Title: 	Managing Member of Columbia Pacific Advisors, LLC,
			        its general partner



Dated:  June 10, 2011		COLUMBIA PACIFIC ADVISORS, LLC
				/s/ Alexander B. Washburn
			By: 	Alexander B. Washburn
			Title: 	Managing Member




Dated:  June 10, 2011		/s/ Alexander B. Washburn
				Alexander B. Washburn



Dated:  June 10, 2011		/s/ Daniel R. Baty
				Daniel R. Baty



Dated:  June 10, 2011		/s/ Stanley L. Baty
				Stanley L. Baty



Dated:  June 10, 2011		/s/ Brandon D. Baty
				Brandon D. Baty














--------------------------------------------------------------------------------

CUSIP No. 98978F207		Schedule 13 G			Page 12 of 12


				JOINT FILING AGREEMENT

    We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by any or all of us will be filed on behalf of each of us.



Dated:  June 10, 2011		COLUMBIA PACIFIC OPPORTUNITY FUND, L.P.
				/s/ Alexander B. Washburn
			By:  	Alexander B. Washburn
			Title: 	Managing Member of Columbia Pacific Advisors, LLC,
			        its general partner



Dated:  June 10, 2011		COLUMBIA PACIFIC ADVISORS, LLC
				/s/ Alexander B. Washburn
			By: 	Alexander B. Washburn
			Title: 	Managing Member




Dated:  June 10, 2011		/s/ Alexander B. Washburn
				Alexander B. Washburn



Dated:  June 10, 2011		/s/ Daniel R. Baty
				Daniel R. Baty



Dated:  June 10, 2011		/s/ Stanley L. Baty
				Stanley L. Baty



Dated:  June 10, 2011		/s/ Brandon D. Baty
				Brandon D. Baty